EXHIBIT 1

Execution Version

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 6th day of May, 2016 (the “Effective Date”).

BETWEEN:

BATTLE MOUNTAIN GOLD INC., a company incorporated under the laws of the Province of British Columbia and having an office at #300 – 1055 West Hastings Street, Vancouver, B.C.  V6E 2E9

(the “Issuer”)

AND:

GOLD STANDARD VENTURES CORP., a company incorporated under the laws of the Province of British Columbia and having an office at Suite 610 – 815 West Hastings Street, Vancouver, B.C.  V6C 1B4

(the “Purchaser”)

WHEREAS, pursuant to the Letter Agreement (as defined below) and subject to the terms and conditions set forth herein, the Purchaser will subscribe for and agrees to purchase from the Issuer and the Issuer agrees to sell to the Purchaser the Units (as defined below) at a price of $0.35 per Unit.

NOW THEREFORE, in consideration of the terms, covenants and conditions set forth in this Subscription Agreement (as defined below), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	In this Subscription Agreement, the following words and phrases have the following meanings unless otherwise indicated:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

(c)
“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with, a party hereto. For purposes of this Agreement, “control” means possession, directly or indirectly, of the power to direct or cause direction of management or policies through ownership of voting securities or by contract (whether voting trust or otherwise);

(d)
“Applicable Legislation” means, as applicable, the securities laws, regulations, rules, instruments, rulings, notices and orders in each of the Reporting Jurisdictions, the applicable policy statements issued by the Commissions in each of the Reporting Jurisdictions and the rules and policies of the TSXV;

(e)	“Applicable Mining Laws” has the meaning ascribed to such term in Subsection 8.1(r) hereof;

(f)	“BMG Affiliates” means Madison Enterprises (Nevada) Inc. (Nevada), BMG Mining Inc. (British Columbia) and Battle Mountain Gold (USA) Inc. (Nevada), each an Affiliate of the Issuer;

(g)	“Board” means the board of directors of the Issuer as constituted from time to time;

(h)	“Business Day” means a day other than a Saturday or Sunday on which Canadian chartered banks are open for the transaction of regular business in the City of Vancouver, British Columbia;

(i)	“Closing” means the closing of the sale and purchase of the Units;

(j)	“Closing Date” means May 6, 2016 or such other date as the Issuer and the Purchaser may mutually agree upon;

(k)	“Closing Time” means 11:00 a.m. (Vancouver time) on the Closing Date or such other time as the Issuer and the Purchaser may mutually agree upon;

(l)	“Combined Offering” means collectively the Offering and the Secondary Offering;

(m)	“Commissions” means the applicable securities commissions or securities regulatory authorities in the Reporting Jurisdictions;

(n)	“Common Shares” means common shares without par value in the capital stock of the Issuer;

(o)	“Convertible Securities” means any securities of the Issuer which are convertible into or exchangeable for Common Shares;

(p)	“Creation of a New Control Person” has the meaning ascribed to such term in Subsection 3.1(f) hereof;

(q)	“Environmental Laws” has the meaning ascribed to such term in Subsection 8.1(y) hereof;

(r)	“Environmental Permits” has the meaning ascribed to such term in Subsection 8.1(y) hereof;

(s)	“Equity Financing” has the meaning ascribed to such term in Subsection 4.1(c) hereof;

(t)	“Equity Financing Notice” has the meaning ascribed to such term in Subsection 4.1(c) hereof;

(u)	“Equity Securities” has the meaning ascribed to such term in Subsection 4.1(c) hereof;

(v)	“Financial Statements” means the financial statements filed by the Issuer with the Commissions and forming part of the Public Record;

(w)	“Gold Standard Shares” means common shares without par value in the capital of the Purchaser;

(x)
“ME Subsidiaries” means Madison Enterprises (BVI) Inc. (British Virgin Islands), Madison Enterprises (PNG) Limited (Papua New Guinea), Frontier Mining & Exploration Limited (Papua New Guinea), Matu Mining Limited (Papua New Guinea), Oakland Limited (Papua New Guinea), Demil Limited (Papua New Guinea) and Madison Enterprises (Latin American) S.A. (Panama);

(y)	“Letter Agreement” means the letter agreement dated April 19, 2016, as amended April 25, 2016 between the Issuer and the Purchaser with respect to the Offering;

(z)	“Lewis Gold Project” means the Lewis gold project comprising approximately 2,225 hectares located within the Battle Mountain trend in Lander County, Nevada;

(aa)	“Money Laundering Laws” has the meaning ascribed to such term in Subsection 8.1(ff) hereof;

(bb)	“NRC Option” has the meaning ascribed to such term in Subsection 4.1(d) hereof;

(cc)	“NRC Option Agreement” has the meaning ascribed to such term in Subsection 4.1(d) hereof;

(dd)	“Offering” means the offering of the Units, on a private placement basis, by the Issuer to the Purchaser;

(ee)	“PCMLA” has the meaning ascribed to such term in Section 13.16 hereof;

(ff)	“Person” will be interpreted broadly to include individuals, firms, corporations, companies, partnerships, trusts, joint ventures, associations or other legal or business entities;

(gg)	“Proposed Transaction” has the meaning ascribed to such term in Subsection 4.1(d) hereof;

(hh)	“Public Record” has the meaning ascribed to such term in Subsection 7.1(f) hereof;

(ii)	“Purchased Shares” means the Common Shares comprising part of the Units to be subscribed for and purchased by the Purchaser pursuant to this Subscription Agreement;

(jj)	“Regulatory Authorities” means, collectively, the Commissions and the TSXV and “Regulatory Authority” means any of them;

(kk)	“RegulationD” means Regulation D promulgated by the SEC under the 1933 Act;

(ll)	“Regulation S” means Regulation S promulgated by the SEC under the 1933 Act;

(mm)	“Reporting Jurisdictions” means the Canadian provinces of British Columbia, Alberta, Saskatchewan and Ontario;

(nn)	“ROFO” has the meaning ascribed to such term in Subsection 4.1(d)(i) hereof;

(oo)	“Royalty Advances” has the meaning ascribed to such term in Subsection 3.1(h) hereof;

(pp)	“Royalty Buy-Down” has the meaning ascribed to such term in Section 6.2 hereof;

(qq)	“SEC” means the United States Securities and Exchange Commission;

(rr)	“Secondary Offering” means the concurrent offering by the Issuer of up to 6,000,000 Common Shares at a price of $0.35 per share, on a private placement basis, to the Secondary Placees;

(ss)	“Secondary Placees” means one or more purchasers of Common Shares of the Issuer introduced to the Issuer by the Purchaser who participate in the Secondary Offering;

(tt)	“Shareholders” means the holders of Common Shares of the Issuer from time to time;

(uu)	“SubscriptionAgreement” means this subscription agreement as may be amended, supplemented, modified, restated or replaced from time to time;

(vv)	“Subscription Funds” means $3,668,502.25, being the total purchase price for the Units being subscribed for by the Purchaser pursuant to this Subscription Agreement;

(ww)	“Taxes” has the meaning ascribed to such term in Subsection 8.1(v) hereof;

(xx)	“Technical Committee” has the meaning ascribed to such term in Subsection 4.1(b) hereof;

(yy)	“Transaction Notice” has the meaning ascribed to such term in Subsection 4.1(d)(i) hereof;

(zz)	"TSXV” means the TSX Venture Exchange;

(aaa)	“United States” and “U.S. Person” have the meanings defined in Regulation S;

(bbb)
“Units” means the 10,481,435 units of the Issuer to be subscribed for and purchased by the Purchaser pursuant to this Subscription Agreement, each Unit consisting of one Purchased Share and one-half of one Warrant;

(ccc)	“Warrants” means the Common Share purchase warrants of the Issuer comprising part of the Units and having the characteristics described in Section 3.1 below;

(ddd)	“Warrant Certificate” means the certificate representing the Warrants to be dated the Closing Date and delivered by the Issuer to the Purchaser upon Closing;

(eee)	“Warrant Price” means $0.37 per Warrant Share; and

(fff)	“Warrant Shares” means the Common Shares of the Issuer issuable upon the exercise of the Warrants in accordance with their terms;

(ggg)	“Waterton” means collectively Waterton Global Resource Management, Inc. and its Affiliates;

(hhh)	“Waterton Royalty” has the meaning ascribed to such term in Section 6.1 hereof; and

(iii)	“Waterton Royalty Agreement” has the meaning ascribed to such term in Section 6.1 hereof.

1.2	In this Subscription Agreement, other words and phrases that are capitalized have the meaning assigned in this Subscription Agreement.

2.	SUBSCRIPTION

2.1
Subject to the terms and conditions set out herein, the Purchaser hereby subscribes for and agrees to purchase from the Issuer and the Issuer agrees to sell the Units to the Purchaser at a price of $0.35 per Unit for the aggregate Subscription Funds.

2.2
The Purchaser confirms that, as of the Effective Date and excluding the Units purchased as part of this Offering, it holds, directly or indirectly, or exercises direction or control over that number of Common Shares and/or Convertible Securities of the Issuer set out in Schedule “A” hereto.  The Purchaser further confirms that, as set out in Schedule “A” hereto, it is or is not an insider (as such term is defined in the Corporate Finance Manual of the TSXV), a member of the pro group (as such term is defined in the Rule Book of the TSXV) or a person registered as an advisor or dealer (as such term is defined in the Applicable Legislation).

3.	WARRANTS

3.1	The Warrants will be represented and governed by the Warrant Certificate, which will contain provisions to the following effect:

(a)
each whole Warrant will be exercisable to acquire, subject to adjustment as set out in the Warrant Certificate, one Warrant Share at the Warrant Price at any time from the Closing Date until 4:30 p.m. (Pacific time) on the day that is 24 months after the Closing Date;

(b)
the number of Warrant Shares issuable on the exercise of a Warrant and the Warrant Price will be subject to adjustment in certain events, including the subdivision, consolidation, change or reclassification of Common Shares, the issue of Common Shares by way of stock dividends other than dividends paid in the ordinary course, and the distribution to all or substantially all the holders of the Common Shares of rights entitling them to subscribe for or purchase Common Shares;

(c)
no fractional Warrants will be issued.  To the extent the Purchaser subscribes for a number of Units that would otherwise entitle the Purchaser to a fraction of a whole Warrant, the number of Warrants to be issued to the Purchaser will be rounded up to the nearest whole number;

(d)
Warrants that are exercised will not be entitled to any cash or stock dividends or any other distributions paid or declared but unpaid on the Warrant Shares during the period from the Closing Date to the time of such exercise;

(e)	the Warrants will be non-transferable, other than to an Affiliate of the Purchaser;

(f)
the Purchaser shall not be issued any Warrant Shares which will result in the Purchaser owning 20% or more of the then issued and outstanding Common Shares of the Issuer until such time as the Shareholders have approved the creation of the Purchaser as a new control person of the Issuer (the “Creation of a New Control Person”);

(g)
subject to Subsection (h) below, the Purchaser shall only be entitled to exercise the Warrants if the proceeds from such exercise are required by the Issuer to fund the Royalty Buy-Down with Waterton as contemplated by Section 6 below.  For greater certainty, the Issuer shall not, during the term of the Warrants, raise or seek to raise, without the prior written consent of the Purchaser, alternative sources of financing to fund the Royalty Buy-Down with Waterton other than from the Purchaser pursuant to the exercise of Warrants;

(h)
any monies or Gold Standard Shares advanced by the Purchaser to or to the order of the Issuer (the “Royalty Advances”) from time to time for the purposes of funding the Royalty Buy-Down will be applied towards the exercise of Warrants by the Purchaser for the issuance by the Issuer of the Warrant Shares at the Warrant Price, provided that if any Royalty Advances are made by the Purchaser prior to the Shareholders approving the Creation of a New Control Person, the Issuer shall not issue any Warrant Shares to the Purchaser which will result in the Purchaser owning 20% or more of the then issued and outstanding Common Shares of the Issuer until such time as the Creation of a New Control Person in the Purchaser has been approved by the Shareholders. In the event the Creation of a New Control Person in the Purchaser is not approved by the Shareholders, any outstanding Royalty Advances shall be deemed to constitute a non-interest bearing demand loan from the Purchaser to the Issuer; and

(i)	any Warrants in excess of the total aggregate number of Warrants required to fund the Royalty Buy-Down in full shall be cancelled.

3.2
If requested by the TSXV as a condition of its acceptance of the Offering, the Purchaser shall provide an undertaking to the TSXV not to acquire or be issued any Warrant Shares that will result in the Purchaser owning 20% or more of the issued and outstanding Common Shares of the Issuer from time to time prior to the Shareholders approving the Creation of a New Control Person in favor of the Purchaser.

4.	ADDITIONAL COVENANTS OF THE ISSUER

4.1
Provided that the Purchaser beneficially owns not less than 7.5% of the issued and outstanding Common Shares of the Issuer (on an undiluted basis), the Issuer covenants and agrees with the Purchaser that commencing as of the Closing Time:

(a)	the Issuer shall, at the request of the Purchaser at any time, appoint one nominee designated by the Purchaser to the Board of the Issuer;

(b)
the Issuer shall, at the request of the Purchaser, form a technical committee (the “Technical Committee”) comprised of four (4) members to which the Purchaser shall be entitled to appoint two members. The Technical Committee shall have the power and authority to, among other things, design, approve and carry out the budgets and exploration programs for the Lewis Gold Project to be funded out of the proceeds of the Combined Offering as contemplated in Subsection 4.2(a)(i) below. For greater certainty, following completion of the phase 1 and phase 2 exploration programs on the Lewis Gold Project contemplated in Subsection 10.5(i) below, future work programs by the Issuer on the Lewis Gold Project shall be determined by the Technical Committee on a collective basis, acting reasonably. All members of the Technical Committee shall be given reasonable access to the Issuer's scientific and technical data, work plans and programs, permitting information and results of operations from time to time including, but not limited to, reasonable access to the Issuer's technical personnel and supervised site visits to the Issuer's mineral properties.  All members of the Technical Committee shall be given reasonable access to the Purchaser’s scientific and technical data, work plans and programs, permitting information and results of operations in respect of the Lewis Gold Project from time to time including, but not limited to, reasonable access to the Purchaser’s technical personnel who conduct geophysical or other exploration work in respect of the Issuer's mineral properties;

(c)
the Issuer grants the Purchaser the right in respect of any future private or public equity financing (each an “Equity Financing”), of Common Shares or Convertible Securities (collectively, the “Equity Securities”) undertaken by the Issuer, including options granted or Common Shares issued pursuant to the Issuer’s stock option plan, provided that with respect to such options, the following shall only be applicable upon the exercise of such options, or Common Shares issued upon the exercise of share purchase warrants outstanding as of the Effective Date, the right (but not the obligation) to participate in any future Equity Financing of Equity Securities undertaken by the Issuer to the extent required to allow the Purchaser to either:

(i)
acquire Equity Securities, on an up to pro rata basis, to maintain its then equity percentage interest in the Issuer (taking into account any Common Shares purchases by the Purchaser in the market from time to time) such that the Purchaser does not suffer any equity dilution; or

(ii)
acquire Equity Securities in such amount that would allow the Purchaser to increase its equity percentage interest in the Issuer to a maximum of 19.9% of the then issued and outstanding Common Shares of the Issuer on a post-Equity Financing basis.

For greater certainty, in the case of any Equity Financing comprised of the issuance of Common Shares pursuant to the exercise of stock options or share purchase warrants, the price of the Common Shares that may be purchased by the Purchaser pursuant to this Subsection 4.1(c) shall, subject to the acceptance of the TSXV, be the “Market Price” (as such term is defined under the policies of the TSXV) of the Common Shares at the time of the exercise of such options or warrants, less a discount of 10%.

Upon the determination by the Issuer to proceed with an Equity Financing for Equity Securities, the Issuer shall immediately give notice of such Equity Financing to the Purchaser and provide the Purchaser with all terms and conditions of such Equity Financing known to the Issuer, including any term sheet or equivalent document to be utilized by the Issuer as part of the Equity Financing.  If the Purchaser wishes to exercise its rights to participate in such Equity Financing pursuant to this Subsection 4.1(c) to maintain up to its then current equity percentage interest in the Issuer or increase its equity percentage interest in the Issuer to 19.9% as set forth above then the Purchaser must provide the Issuer with written notice (the “Equity Financing Notice”) of its desire to participate in the Equity Financing and the extent of such participation within 10 days of the Purchaser’s receipt of the notice of the Equity Financing, failing which the Purchaser shall be deemed to have elected not to exercise its rights under this Subsection 4.1(c). If the Purchaser delivers the Equity Financing Notice as prescribed under this Subsection 4.1(c), then the Issuer and the Purchaser shall complete the subscription for the additional Equity Securities that are the subject of the Equity Financing Notice concurrently with the completion of the Equity Financing on substantially the same terms as purchasers under the Equity Financing.  If the Purchaser elects, or is deemed to have elected (as described above), not to exercise its rights under this Subsection 4.1(c), then the Issuer may complete the Equity Financing, provided that such Equity Financing is upon the same terms and conditions as those set out in the notice of the Equity Financing provided to the Purchaser; and

(d)
if the Issuer wishes to enter into, or receives a bona fide offer from a third party that the Issuer wishes to accept for (i) a joint venture involving the Issuer’s interest in the Lewis Gold Project, (ii) a transaction involving the sale, transfer, option, lease or other disposition of all or any part of the Issuer’s interest in the Lewis Gold Project, or (iii) a transaction involving the sale, transfer, option or other disposition of the Issuer’s exclusive option (the “NRC Option”) to acquire the 40% interest in the Lewis Gold Project that it does not currently own pursuant to that certain option agreement dated March 13, 2013, as amended October 23, 2013, March 10, 2015 and March 23, 2015 (the “NRC Option Agreement”) between the Issuer and Nevada Royalty Corp. (“NRC”), the Purchaser shall have the right of first offer to enter into such transaction (each a “Proposed Transaction”) with the Issuer on the following terms:

(i)
the Issuer will notify the Purchaser of the Proposed Transaction and provide the Purchaser with the price and terms which the Issuer establishes or the terms of the offer from the third party that the Issuer wishes to accept, as the case may be, including any term sheet or equivalent document prepared by or delivered to the Issuer as part of the Proposed Transaction (collectively the “Transaction Notice”) and the Purchaser shall have the right of first offer (the “ROFO”) to enter into the Proposed Transaction;

(ii)
the Issuer shall not enter into any binding commitments relating to the Proposed Transaction other than with the Purchaser until the procedures set out in this subsection 4.1(d) have been complied with;

(iii)
the Purchaser must exercise the ROFO within 30 days following its receipt of the Transaction Notice by notifying the Issuer in writing that it will enter into the Proposed Transaction with the Issuer on the same terms and conditions, or substantially the same and no less favorable terms and conditions, as set out in the Transaction Notice, failing which the Purchaser shall be deemed to have elected not to exercise the ROFO; and

(iv)
if the Purchaser elects, or is deemed to have elected (as described above), not to exercise the ROFO, then the Issuer may enter into the Proposed Transaction with any other third party, provided that the Proposed Transaction is based on terms and conditions substantially similar and no less favorable to the Issuer as those set out in the Transaction Notice and the Issuer enters into a definitive agreement with such third party within 120 days after the Purchaser elects, or is deemed to have elected, not to exercise the ROFO, failing which the terms of this Subsection 4.1(d) shall again apply to any Proposed Transaction.

4.2	The Issuer covenants and agrees that:

(a)	it shall use the proceeds from the Combined Offering solely as follows:

(i)
a minimum of 75% of the proceeds of the Combined Offering shall be expended on the further exploration of the Lewis Gold Project, in consultation with and the approval of the Technical Committee, and in accordance with the preliminary exploration program and budget for the 2016 exploration season to be approved by the Purchaser as the condition to Closing set out in Subsection 10.5(i) below; and

(ii)	a maximum of 25% of the proceeds of the Combined Offering shall be used for general corporate and working capital purposes; and

(b)
it will not, for a period of six (6) months from the Closing Date, issue any additional Common Shares at a price less than $0.35 per Common Share or Convertible Securities with a conversion price or exercise price less than $0.35 per Common Share, other than Common Shares to be issued upon the conversion or exercise of Convertible Securities outstanding on the Effective Date.

4.3
The Issuer acknowledges and agrees that the Purchaser could be irreparably harmed if any provisions of Sections 4.1 or 4.2 are not fulfilled or met by the Issuer, and that any such harm may not be compensated reasonably or adequately in damages. The Issuer further acknowledges and agrees that the Purchaser shall be entitled to injunctive and other equitable relief to prevent or restrain breaches of such provisions or to enforce the terms and conditions thereof, by an action instituted in a court of competent jurisdiction in the Province of British Columbia, which remedy or remedies are in addition to any other remedy to which the Purchaser may be entitled at law or in equity, and the Issuer agrees to waive any requirement for the securing or posting of any bond or other security, in connection with any remedy as contemplated herein.

5.	ADDITIONAL COVENANTS OF THE PURCHASER

5.1
To the extent not prohibited by law, for a period of 18 months from the Closing Date, with respect to all matters put before the Shareholders at each and every meeting of the Shareholders (including every adjournment or postponement thereof):

(a)
the Purchaser shall irrevocably and unconditionally vote its Common Shares of the Issuer in such manner as the Board specifies in the management proxy circular prepared, filed and delivered to the Shareholders in respect of each such meeting; and

(b)
to the extent that any such management proxy circular does not contain a recommendation in respect of any matters to be put before the Shareholders, or the Purchaser is otherwise in any way unclear as to the manner in which it is required to vote its Common Shares at the meeting to which such management proxy circular relates, the Purchaser shall, at least 10 business days before the date of the meeting at which the Common Shares are to be voted, solicit from the Issuer instructions as to the manner in which it is required to vote on such matters.

5.2
For so long as the Purchaser holds not less than 9.9% of the total issued and outstanding Common Shares of the Issuer (on an undiluted basis), the Purchaser shall give the Issuer prior written notice of its intention to sell more than two (2%) percent of the Issuer’s then issued and outstanding Common Shares in any 15 day period and, upon receipt of such notice, the Issuer shall have five business days to purchase or designate the purchasers of all or any part of such Common Shares, failing which the Purchaser may thereafter sell any remaining Common Shares for an additional 45 days, provided that this restriction shall not apply to the tender by the Purchaser of all or any part of its Common Shares under a third party take-over bid for the Issuer.

5.3
The Purchaser acknowledges and agrees that the Issuer could be irreparably harmed if any provisions of Sections 5.1 or 5.2 are not fulfilled or met by the Purchaser, and that any such harm may not be compensated reasonably or adequately in damages. The Purchaser further acknowledges and agrees that the Issuer shall be entitled to injunctive and other equitable relief to prevent or restrain breaches of such provisions or to enforce the terms and conditions thereof, by an action instituted in a court of competent jurisdiction in the Province of British Columbia, which remedy or remedies are in addition to any other remedy to which the Issuer may be entitled at law or in equity, and the Purchaser agrees to waive any requirement for the securing or posting of any bond or other security, in connection with any remedy as contemplated herein.

6.	ROYALTY BUY-DOWN

6.1
The Issuer represents and warrants to the Purchaser that the Lewis Gold Project is currently subject to a 5% gross royalty on gold and silver produced and a 4% net smelter returns royalty on all other metals (collectively the “Waterton Royalty”) in favor of Waterton pursuant to that certain quitclaim deed with reservation of royalty dated December 27, 2007 (the “Waterton Royalty Agreement”) as recorded in Lander County, Nevada on February 1, 2008 as Document No. 250304.

6.2
The parties acknowledge and agree that the Purchaser seeks to negotiate a purchase and/or buy-down of the Waterton Royalty (the “Royalty Buy-Down”) with Waterton for the benefit of the Issuer and the Purchaser agrees to provide not less than five days’ notice in writing of the proposed terms of any Royalty Buy-Down to the Issuer for its authorization and approval prior to effecting any binding commitment with respect thereto, which such authorization and approval by the Issuer may be made or withheld at the Issuer’s sole discretion, acting reasonably. It is anticipated that the Royalty Buy-Down may, but not necessarily, include a buy-down of the Waterton Royalty by 1.5% to 2% at a purchase price of between $500,000 and $1,500,000, all or any portion of which may be payable in Gold Standard Shares, with an option from Waterton to buy another 1% of the Waterton Royalty for an amount to be determined. In the event that any portion of the Royalty Buy-Down is payable to Waterton in Gold Standard Shares, such Gold Standard Shares shall constitute a Royalty Advance by the Purchaser to the Issuer for the purposes of Subsection 3.1(h), based on the cash equivalent value of the issue price of such Gold Standard Shares, and applied towards the exercise of Warrants by the Purchaser pursuant to Section 6.3. For greater certainty, the parties agree that the Issuer shall not be required to enter into any binding commitment with Waterton for any Royalty Buy-Down until such time as the Purchaser has advanced to or to the order of the Issuer sufficient monies and/or Gold Standard Shares to fund the payment of such Royalty Buy-Down to Waterton in accordance with Section 6.3 below. For greater certainty, it is understood that the issuance of Warrant Shares are directly connected and linked to the Royalty Buy-Down.

6.3
If the Purchaser is successful in negotiating a Royalty Buy-Down with Waterton that is authorized and approved by the Issuer and the Purchaser subsequently makes one or more Royalty Advances to or to the order of the Issuer for the purposes of funding the Royalty Buy-Down, such Royalty Advances shall be applied towards the exercise of Warrants by the Purchaser for the issuance by the Issuer of the Warrants Shares at the Warrant Price in accordance with the provisions set out in Subsection 3.1(h).

6.4
In the event the Purchaser makes a Royalty Advance to the Issuer for the purposes of the Royalty Buy-Down as contemplated Section 6.3, the Issuer shall immediately call a special meeting of the Shareholders (the “Special Meeting”) to seek their approval, by way of ordinary resolution, for the Creation of a New Control Person in the Purchaser, which Special Meeting will be held within 75 days following the date of the first Royalty Advance from the Purchaser to or to the order of the Issuer and the Issuer shall cause the Issuer’s Board to recommend its approval for the Creation of a New Control Person and, if requested by the Purchaser, to vote their Common Shares in support thereof. However, nothing in this Section 6.4 shall preclude the Issuer from seeking the approval of the Shareholders for the Creation of a New Control Person in the Purchaser by way of written consent in accordance with the policies of the TSXV in lieu of holding the Special Meeting provided that if such written consent is not forthcoming, the Issuer must still call and hold the Special Meeting on or before the expiry of the 75 day period noted above.

7.	ACKNOWLEDGEMENTS, REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

7.1	The Purchaser acknowledges that:

(a)	no Regulatory Authority has reviewed or passed on the merits of the Offering;

(b)	there are risks associated with the purchase of the Units;

(c)
there are restrictions, pursuant to the Applicable Legislation, on the Purchaser’s ability to resell the Purchased Shares, the Warrants and the Warrants Shares and it is the responsibility of the Purchaser to ascertain what these restrictions are and to comply with these restrictions before selling the Purchased Shares, the Warrants and the Warrant Shares;

(d)
the Issuer has advised the Purchaser that the Issuer is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell the Units or the Warrant Shares through a person or company registered to sell the Units or the Warrant Shares under Applicable Legislation and, as a consequence of acquiring the Units and the Warrant Shares pursuant to this exemption, certain protections, rights and remedies provided by Applicable Legislation, including statutory rights of rescission or damages, will not be available to the Purchaser;

(e)
neither the Purchased Shares, the Warrants nor the Warrants Shares have been registered under the 1933 Act or the securities or “blue sky” laws of any state in the United States and may not be offered or sold in the United States or to a U.S. Person unless registered under the 1933 Act and the securities or “blue sky” laws of all applicable states of the United States or an exemption from such registration requirements is available, and the Issuer has no obligation or present intention of filing a registration statement under the 1933 Act in respect of any of the Purchased Shares, the Warrants or the Warrant Shares;

(f)
the decision to execute this Subscription Agreement and purchase the Units agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise (except as expressly set out herein) made by or on behalf of the Issuer and, save as aforesaid, the decision is based, in part, on the Purchaser’s review of publicly available information regarding the Issuer filed on SEDAR in Canada at www.sedar.com and on EDGAR in the United States at www.sec.gov/edgar.shtml (collectively, the “Public Record”);

(g)
it has had access to the Public Record and has made such investigations, if any, concerning the Issuer as it has considered necessary so as to make an informed investment decision in connection with an investment in the Units;

(h)
the offering and sale of the Units to the Purchaser were not made through an advertisement of the Units in printed media of general and regular paid circulation, radio or television, or any other form of advertisement and the Purchaser has not become aware of any form of “general solicitation or general advertising” or “directed selling efforts” (as those terms are used in Regulation D and Regulation S, respectively) with respect to the Offering of the Units;

(i)
the Purchaser is solely responsible for its own due diligence investigation of the Issuer and its business, for its own analysis of the merits, risks and terms of its investment in the Units made pursuant to this Subscription Agreement and for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated under this Subscription Agreement;

(j)	THERE ARE RISKS ASSOCIATED WITH THE PURCHASE OF THE UNITS AND WARRANT SHARES AND THE PURCHASER MAY LOSE ITS ENTIRE INVESTMENT; and

(k)
this Subscription Agreement and the schedules and forms attached hereto require the Purchaser to provide certain personal information to the Issuer. Such information is being collected by the Issuer for the purposes of completing the purchase and sale of the Units, including, without limitation, determining the Purchaser’s eligibility to purchase the Units under Applicable Legislation, or preparing and registering certificates representing the Purchased Shares and the Warrants to be issued to the Purchaser, as the case may be, and completing filings required by the Regulatory Authorities. The Purchaser’s personal information may be disclosed by the Issuer to: (a) the Regulatory Authorities for the purposes of, inter alia, the administration and enforcement of Applicable Legislation (b) the Issuer’s registrar and transfer agent, and (c) any other third party involved in the purchase and sale of the Units, including legal counsel and may be included in record books in connection with such purchase and sale. By executing this Subscription Agreement, the Purchaser is deemed to be consenting to the foregoing collection, use and disclosure of the Purchaser’s personal information. The Purchaser also consents to the filing of copies or originals of any of the Purchaser’s documents described herein including, but not limited to, this Subscription Agreement as may be required to be filed with the Regulatory Authorities in connection with the transactions contemplated hereby.  If the Purchaser is resident in Ontario, the public official who can answer questions about the Ontario Securities Commission’s indirect collection of personal information hereunder is the Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8, Telephone 416-593-3684, Facsimile 416-593-8252.

7.2	The Purchaser represents and warrants to and covenants with the Issuer that:

(a)
the Purchaser is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and is in good standing with respect to all corporate filings required under the laws of such jurisdiction;

(b)
the Purchaser has full corporate power and authority to carry on its business as now carried on by it and to purchase the Units, the creation, execution, delivery and performance of this Subscription Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser, the person executing this Subscription Agreement on behalf of the Purchaser has the necessary power and authority to do so and this Subscription Agreement constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c)	the Purchaser is purchasing the Units as principal for its own account, and not for the benefit of any other Person;

(d)	the Purchaser is purchasing the Units for investment only and not with a view to resale or distribution in violation of the Applicable Legislation;

(e)
the Purchaser is not a Person created or used solely to purchase or hold securities in order to comply with an exemption from the prospectus requirements of Applicable Legislation, it pre-existed the date of this Subscription Agreement and has a bona fide purpose other than investment in the Units;

(f)	no Person has made to the Purchaser any written or oral representations:

(i)	that any Person will resell or repurchase the Units;

(ii)	that any Person will refund the purchase price of the Units; or

(iii)	as to the future price or value of the Purchased Shares or the Warrants Shares;

(g)
the Purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Legislation) in the affairs of the Issuer that has not been generally disclosed to the public, save and except for this Subscription Agreement;

(h)	the Purchaser is not a U.S. Person and that:

(i)	the offer was not made to the Purchaser when the Purchaser was in the United States and, at the time the Purchaser’s buy order was made to the Issuer, the Purchaser was outside the United States;

(ii)
to the knowledge of the Purchaser, the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act;

(iii)
the Purchaser has no intention to distribute either directly or indirectly any of the Purchased Shares, the Warrants or the Warrant Shares in the United States, except in compliance with the 1933 Act; and

(iv)	the Purchaser is not and will not be purchasing the Units or the Warrant Shares for the account or benefit of any U.S. Person;

(i)	the Purchaser will resell the Purchased Shares, the Warrants and the Warrant Shares only in accordance with the provisions of the Applicable Legislation and this Subscription Agreement;

(j)
the Purchaser has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its entire investment;

(k)
the Purchaser is not a “control person” of the Issuer as defined in the Applicable Legislation, will not become a “control person” by virtue of this purchase of Units (excluding the exercise of Warrants and the issuances of the Warrant Shares), and does not intend to act jointly or in concert with any other Person including, but not limited to, any of the Secondary Placees to form a control group of the Issuer;

(l)
if required by the Applicable Legislation or the Regulatory Authorities, the Purchaser will execute, deliver, file and otherwise assist the Issuer in filing such reports, undertakings and other documents with respect to the issuance of the Units, including, without limitation, the schedules hereto; and

(m)	the Purchaser:

(i)	is resident in a Province of Canada or is otherwise subject to applicable securities laws of a Province of Canada;

(ii)	is resident in the jurisdiction of Canada set out as the Purchaser’s address on the face page hereof;

(iii)	is purchasing the Units, Purchased Shares and Warrants, and will be purchasing the Warrant Shares, as principal for its own account; and

(iv)
was not created or used solely to purchase or hold securities in reliance upon the exemption from the prospectus requirements of Applicable Legislation set out in subsection 2.10(1) of National Instrument 45-106.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER

8.1	The Issuer represents and warrants to and covenants with the Purchaser that:

(a)
the Issuer and each of the BMG Affiliates is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and is in good standing with respect to all corporate filings required under the laws of such jurisdiction;

(b)
the Issuer and each of the BMG Affiliates is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document and no steps or proceedings have been taken by any Person, voluntary or otherwise, requesting or authorizing the dissolution or winding-up of the Issuer or any of the BMG Affiliates;

(c)
the Issuer and each of the BMG Affiliates has full corporate power and authority to carry on its business as now carried on by it, the creation, execution and delivery of this Subscription Agreement and the performance by the Issuer of its obligations hereunder (including the creation and issuance of the Purchased Shares, the Warrants and the Warrant Shares) has been duly authorized by all necessary corporate action on the part of the Issuer, the person executing this Subscription Agreement on behalf of the Issuer has the necessary power and authority to do so and this Subscription Agreement constitutes a valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(d)
the authorized capital of the Issuer consists of an unlimited number of Common Shares without par value, of which 36,189,096 Common Shares are issued and outstanding as fully paid and non-assessable as of the Effective Date;

(e)
no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for or issuance of Common Shares, Convertible Securities or other securities of the Issuer, except for (i) outstanding share purchase warrants to purchase up to 6,309,100 Common Shares and (ii) outstanding stock options to purchase up to 2,260,000 Common Shares;

(f)
the Issuer will reserve or set aside sufficient shares in its treasury to issue the Purchased Shares and Warrant Shares and, upon issuance, all Purchased Shares and Warrant Shares will be duly and validly issued as fully paid and non-assessable;

(g)
the Issuer is a “reporting issuer” or the equivalent in each of the Reporting Jurisdictions and not on the list of reporting issuers in default and is in compliance in all material respects with its obligations under the Applicable Legislation of such jurisdictions and of the TSXV;

(h)
the Common Shares of the Issuer are listed for trading on the TSXV and are currently quoted on the OTC Pink Sheets and no order ceasing, halting or suspending trading in the Common Shares of the Issuer nor prohibiting the sale of such Common Shares has been issued to and is outstanding against the Issuer or any of its directors, officers or promoters and no investigations or proceedings for such purposes are pending, expected or threatened;

(i)	the Issuer has the power and authority to create, issue and deliver the Purchased Shares, the Warrants and the Warrant Shares;

(j)
the Issuer has filed all documents in the Public Record required to be filed by it in accordance with the Applicable Legislation and the United States Securities Exchange Act of 1934, as amended, and none of the documents comprising a part of or any portion of the Public Record contains an untrue statement of a material fact as of the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and the Issuer has disclosed in the Public Record all material facts relating to its business, assets and financial condition;

(k)
the sale of the Purchased Shares, the Warrants and the Warrant Shares will be exempt from the prospectus requirements of the Applicable Legislation and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained under the Applicable Legislation in connection with the first trade of the Purchased Shares, the Warrants or the Warrant Shares, provided that (i) the Issuer is and has been a reporting issuer in a jurisdiction of Canada for the four (4) months immediately preceding the trade, (ii) at least four (4) months have elapsed from the Closing Date, (iii) the certificates representing the Purchased Shares, the Warrants and the Warrant Shares, carry a legend stating that “Unless permitted under securities legislation, the holder of this security must not trade the security before [insert date that is 4 months and a day after the distribution date]”, (iv) such trade is not a control distribution (as such term is defined in National Instrument 45-102), (v) no unusual effort is made to prepare the market or to create a demand for the Purchased Shares, the Warrants and the Warrant Shares that are the subject of the trade, (vi) no extraordinary commission or consideration is paid to a Person in respect of the trade, and (vii) if the Purchaser is an insider of the Issuer, the Purchaser has no reasonable grounds to believe that the Issuer is in default of securities legislation;

(l)
the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Legislation with respect to the sale of the Purchased Shares, the Warrants and the Warrant Shares. The Issuer is not aware, nor in possession, of any “material fact” or “material change” as these terms are defined in the Applicable Legislation) relating to its business or affairs that has not been generally disclosed to the public, nor has the Issuer filed a confidential material change reports with securities regulators under Applicable Legislation, the subject matter of which has not been generally disclosed to the public;

(m)
none of the Offering, the execution and delivery of this Subscription Agreement, the compliance by the Issuer with the provisions of this Subscription Agreement or the consummation of the transactions contemplated herein and the issuance of the Purchased Shares, the Warrants and the Warrant Shares to the Purchaser, for the consideration and upon the terms and conditions as set forth herein, do or will (i) require the consent, approval, authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, (B) acceptance of the TSXV, which will be conditionally obtained by the Closing Time, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Issuer or any of its Affiliates are a party or by which they or any of their properties or assets thereof are bound, (iii) conflict with or result in any breach or violation of any provisions of, or constitute a default under the articles or by-laws of the Issuer or any of the BMG Affiliates or any resolution passed by the directors (or any committee thereof) or shareholders of the Issuer or any of the BMG Affiliates, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, any arbitrator, stock exchange or Regulatory Authority which could have a material adverse effect on the business, operations, assets or financial condition of the Issuer or any of the BMG Affiliates; (iv) cause the suspension or revocation of any authorization, consent, approval or license previously granted to the Issuer or any of the BMG Affiliates that is material to the Issuer or any of the BMG Affiliates and currently in effect; or (vi) materially restrict, hinder, impair or limit the ability of the Issuer or any of the BMG Affiliates to carry on its business in any material respect as and where it is now being carried on;

(n)
the Financial Statements present fairly, in all material respects, the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer and each of the  BMG Affiliates as of the date thereof, and the business of the Issuer and each of the BMG Affiliates has been carried on in the usual and ordinary course consistent with past practice since the date of the most recent Financial Statements;

(o)
the Issuer, indirectly through the BMG Affiliates, is the registered and beneficial owner of an undivided sixty percent (60%) interest in the Lewis Gold Project and, applying customary standards in the United States mining industry, the Issuer, indirectly through the BMG Affiliates, has sufficient title in such interest, free and clear of any and all liens, charges, mortgages, hypothecs, pledges, security interests, encumbrances, material defects, royalties or other interests (collectively “Encumbrances”) whatsoever, save and except for the Waterton Royalty;

(p)
the Issuer, indirectly through the BMG Affiliates, holds all mineral rights, licenses, authorizations and permits required to continue its business and operations as currently conducted as set forth in the Public Record and neither the Issuer nor any of the BMG Affiliates has received any notice, whether written or oral, from any Person with jurisdiction or applicable authority of any revocation or intention to revoke or cancel any material mining rights, licenses, authorizations or permits of the Issuer or any of the BMG Affiliates nor has the Issuer or any of the BMG Affiliates received any compliance orders, citations, or notices relating to non-compliance or alleged non-compliance, relating to such mining rights, licenses, authorizations or permits;

(q)
the Issuer, indirectly through the BMG Affiliates, holds, free and clear of all Encumbrances whatsoever, the NRC Option to acquire the remaining 40% undivided interest in the Lewis Gold Project that it does not currently own pursuant to the NRC Option Agreement for a final payment of $1,550,000 due, subject to acceleration, April 13, 2017, which payment may be made in either cash or in Common Shares of the Issuer at a share price equal to the lesser of the market price and $0.35 per share, and the NRC Option Agreement is in full force and effect and in good standing in accordance with its terms and no default or breach on the part of the Issuer, any of the BMG Affiliates or NRC has occurred thereunder as of the date hereof;

(r)
the Issuer and each of the BMG Affiliates has paid or caused to be paid all taxes, fees and other monies and performed all assessment or other work required to be paid or performed and done all other acts and things required to be done under all applicable federal, state and local laws and regulations including, but not limited to, the laws of the State of Nevada and federal laws administered by the United States Bureau of Land Management (collectively “Applicable Mining Laws”), the NRC Option Agreement and the Waterton Royalty Agreement to maintain the Lewis Gold Project in good standing in accordance with such laws and agreements up to the date hereof;

(s)
the Issuer and each of the BMG Affiliates has conducted and is conducting all exploration and other activities on or in respect of the Lewis Gold Project in accordance with good mining and engineering practices and the Issuer and each of the BMG Affiliates is in compliance in all material respects with all Applicable Mining Laws and directives of all governmental authorities, agencies and tribunals having jurisdiction in connection with the Lewis Gold Project, and neither the Issuer nor any of the BMG Affiliates has received notice of non-compliance from any such authorities, agencies or tribunals and is not aware of any circumstances that could give rise to a notice of non-compliance;

(t)
save and except as disclosed in the Financial Statements, neither the Issuer nor any of the BMG Affiliates has any loans, notes or other indebtedness outstanding to any of its shareholders, officers, directors or employees, past or present, or any Person not dealing at “arm’s length” (as such term is used in the Income Tax Act (Canada));

(u)
the Issuer maintains a system of internal control over financial reporting to provide reasonable assurance regarding reliability of financial reporting and the preparation of the Financial Statements for external purposes;

(v)
all taxes, duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, the “Taxes”) due and payable by the Issuer and each of the BMG Affiliates have been paid.  All tax returns, declarations, remittances and filings required to be filed by the Issuer and each of the BMG Affiliates have been filed with all applicable governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading.  No examination of any tax return of the Issuer or any of the BMG Affiliates is currently in progress by, and there are no issues or disputes outstanding with, any applicable governmental authority respecting any Taxes that have been paid, or may be payable, by the Issuer and each of the BMG Affiliates;

(w)	the Issuer is resident in Canada for purposes of the Income Tax Act (Canada);

(x)
the Issuer and each of the BMG Affiliates has conducted and is conducting business in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders, consents  and directives of each jurisdiction in which it carries on business and is party to all material agreements and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licences issued by the appropriate provincial, municipal, federal, state or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such agreements and all such approvals, consents, certificates, authorizations, permits and licences and with all laws, regulations, tariffs, rules, orders and directives material to its operations, and the Issuer and each of the BMG Affiliates has not received any notice of the modification, revocation or cancellation of, any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such agreement, approval, consent, certificate, authorization, permit or licence;

(y)
the Issuer and each of the BMG Affiliates (i) is in material compliance with all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, the “Environmental Laws”), (ii) has received all necessary permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as presently conducted (collectively, the “Environmental Permits”), (iii) is in material compliance with all terms and conditions of each Environmental Permit, (iv) confirms that there have been no past, and there are no current claims, complaints, notices or requests for information received by the Issuer or any of the BMG Affiliates with respect to any alleged material violation of any Environmental Laws that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the business, operations, assets or financial condition of the Issuer or any of the BMG Affiliates, and (v) to the knowledge of the Issuer after due inquiry, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any other Person or governmental body or agency, against or affecting the Issuer, any of the BMG Affiliates or the Lewis Gold Project relating to any Environmental Laws;

(z)
except in compliance with Environmental Permits and Environmental Laws, neither the Issuer nor any of the BMG Affiliates has used or permitted to be used any of its assets or facilities, whether owned, leased, occupied, controlled or licensed or which it owned, leased, occupied, controlled or licensed at any prior time, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous waste, material or substance as defined in or pursuant to any Environmental Laws by which the Issuer or any of the BMG Affiliates is bound or subject;

(aa)
the Issuer is in compliance, in all material respects, with the provisions of all applicable federal, state, provincial, local and foreign laws and regulation respecting employment and employment practices, terms and conditions of employment and wages and hours;

(bb)
there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Issuer after due inquiry, threatened against or adversely affecting the Issuer, any of the BMG Affiliates or the ME Subsidiaries or to which any of their property or assets including, but not limited to, the Lewis Gold Project is subject, at law or in equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way have a material adverse effect and none of the Issuer, the BMG Affiliates or the ME Subsidiaries are subject to any judgment, order, writ, injunction, decree or award of any governmental authority (including, but not limited to, the Regulatory Authorities), which, either separately or in the aggregate, has or may reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Issuer or any of the BMG Affiliates;

(cc)
the Issuer is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would or may reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Issuer or any of the BMG Affiliates;

(dd)
the Issuer shall not take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the TSXV or on or from any stock exchange, market or trading or quotation facility on which its Common Shares are listed or quoted and the Issuer shall comply, in all material respects, with the rules and regulations thereof in connection with the Offering;

(ee)
neither the Issuer nor any of the BMG Affiliates nor, to the Issuer’s knowledge, after due inquiry, any of the ME Subsidiaries, nor any other Person associated with or acting on behalf of the Issuer or any of the BMG Affiliates or ME Subsidiaries (including, without limitation, any director, officer, employee or agent of the Issuer or any of the BMG Affiliates or ME Subsidiaries) has, directly or indirectly, while acting on behalf of the Issuer or any of the BMG Affiliates or ME Subsidiaries (i) used any corporate funds for unlawful contributions, gifts or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 (as amended, supplemented, modified, restated or replaced from time to time) or similar legislation, or (iv) made any other unlawful payment;

(ff)
the operations of the Issuer, each of the BMG Affiliates and, to the knowledge of the Issuer after due inquiry each of the ME Subsidiaries, are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations promulgated thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by each applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any applicable court or governmental agency, authority or body (including, but not limited to, the Regulatory Authorities) or any arbitrator involving the Issuer or any of the BMG Affiliates or ME Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer after due inquiry, threatened;

(gg)	other than the ME Subsidiaries, the only Affiliates of the Issuer are the BMG Affiliates;

(hh)
to the best of the Issuer’s knowledge, after due inquiry (i) each of the ME Subsidiaries is inactive and their assets are immaterial to the Issuer, (ii) Madison Enterprises (PNG) Inc. is currently in liquidation and the Issuer no longer controls it or any of its subsidiaries; and (iii) there are no liabilities, contingent or otherwise, arising out of the ME Subsidiaries which, either separately or in the aggregate, has or may reasonably be expected to have a material adverse effect on the business, operations, assets or financial conditions of the Issuer or any of the BMG Affiliates; and

(ii)	the Issuer has no obligation or liability whatsoever, contingent or otherwise, for brokerage fees, finder’s fees, commissions, or other forms of compensation with respect to the Offering.

8.2	The Issuer further covenants and agrees with the Purchaser that from and after the Effective Date and up to the Closing Date or the termination of this Subscription Agreement:

(a)
it will maintain the Lewis Gold Project and all material agreements to which it or any of the BMG Affiliates is a party or by which the Lewis Gold Project is bound including, but not limited to, the NRC Option Agreement and the Waterton Royalty Agreement (collectively the “Material Agreements”) in good standing in all material respects in accordance with all applicable laws and the terms and conditions of the Material Agreements and will not, without the prior written consent of the Purchaser, not to be unreasonably withheld, alter, modify, change or terminate its right, title or interest in, or abandon, alienate or otherwise dispose of or encumber the Lewis Gold Project or any portion thereof or any of the Material Agreements or other assets or interests comprised therein; and

(b)
it will use its reasonable commercial efforts to execute, deliver and file such applications, forms, instruments and other documents and perform such acts and things as may be required to obtain the acceptance of the TSXV for the Offering and the issuance of the Units to the Purchaser prior to the Closing Date and to otherwise complete the purchase and sale of the Units in accordance with the terms and conditions hereof; and

(c)
neither the Issuer nor any of the BMG Affiliates nor any of their respective directors, officers, employees or agents shall, directly or indirectly, initiate, solicit, entertain, accept, encourage, continue or engage in any offer, proposal, negotiation or discussion for the sale of any Equity Securities or assets of the Issuer or any of the BMG Affiliates including, but not limited to, any sale, lease, joint venture, transfer or other disposition, in whole or in part, of any interest in the Lewis Gold Project other than to the Purchaser or an affiliate thereof.

9.	SURVIVAL

9.1
The representations, warranties and covenants described in this Subscription Agreement will be true and correct as of both the Effective Date and the Closing Time and each such representation, warranty and covenant will survive and shall continue in full force and effect until the second anniversary of the Closing Date.

10.	CLOSING

10.1	This Subscription Agreement is subject to all regulatory approvals being obtained, including, without limitation, the acceptance of the TSXV.

10.2
The Issuer’s obligation to sell the Units to the Purchaser is also subject to the Purchaser completing, executing and returning to the Issuer the Form 4C, Corporate Placee Registration Form, of the TSXV attached hereto as Schedule “B” and such additional forms, instruments, certificates and other documents as may be required by the TSXV as a condition to the granting of its acceptance of the Offering.

10.3
The Closing will be completed at the Closing Time on the Closing Date at the offices of Dentons Canada LLP at 20th Floor, 250 Howe Street, Vancouver, B.C., V6C 3R8 or such other time, date and/or location as may be mutually agreed to in writing by the Issuer and the Purchaser.

10.4
On or before the Closing Time, the Purchaser shall deliver to or to the order of the Issuer a certified cheque, bank draft, certified solicitor’s trust cheque or funds by electronic wire transfer for the full amount of the Subscription Funds and upon Closing the Issuer will deliver to the Purchaser the certificate representing the Purchased Shares and the Warrant Certificate registered in the name of the Purchaser or its nominee as set out in Schedule “A” to this Subscription Agreement.

10.5	The obligations of the Purchaser under this Subscription Agreement to purchase the Units are conditional upon the fulfilment, as of the Closing Time, of the following conditions precedent:

(a)
the completion of a satisfactory due diligence review by the Purchaser regarding the business, assets, properties and operations of the Issuer, which due diligence will be conducted in good faith by the Purchaser and undertaken with best efforts cooperation by the Issuer;

(b)	the receipt all necessary third party and regulatory approvals, including conditional acceptance of the TSXV;

(c)	the approval of the board of directors of the Purchaser;

(d)	the Offering will not violate any Applicable Legislation;

(e)	the representations and warranties of the Issuer contained in this Subscription Agreement including, but not limited to, Section 8.1 are true and correct;

(f)
the Purchaser has not become aware of any facts not previously disclosed or known which the Purchaser determines, acting reasonably, could have a material adverse effect on the business, properties, assets, operations or financial condition of the Issuer;

(g)
delivery of an officer’s certificate of the Issuer, certifying that the Issuer is not legally prohibited or restricted from entering into and performing its obligations under this Subscription Agreement, confirming the representations and warranties contained in this Subscription Agreement and attaching the Issuer’s constating documents and articles (including all amendments thereto), the resolutions of the Board approving the Offering and an incumbency certificate of the officers and directors authorized to sign on behalf of the Issuer (complete with their specimen signatures);

(h)
delivery of (i) legal opinions of counsel to the Issuer addressed to the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, relating to, among other matters, corporate and securities law; and (ii) a title opinion of US counsel to the Issuer addressed to the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, relating to the Lewis Gold Project;

(i)
the Purchaser’s approval of a preliminary exploration program and budget for the Lewis Gold Project for the 2016 exploration season, which program shall include, inter alia, a phase 1 geophysical program of approximately US$500,000 to US$600,000 designed under the guidance and input of James Wright of Wright Geophysics, and a phase 2 drill program of approximately US$1,700,000 designed by the Issuer, subject to such reasonable additions and/or refinements thereto as may be requested by the Purchaser; and

(j)	delivery of such other evidence, certificates and documentation as the Purchaser may reasonably request.

10.6
If the Closing has not occurred on or before May 10, 2016 (the “Long Stop Date”), either the Issuer or the Purchaser may terminate this Subscription Letter Agreement and the Offering upon written notice to the other party, provided that the terminating party is not in breach or default of any of its covenants or obligations hereunder, and upon such termination this Subscription Agreement shall be of no further force or effect whatsoever and neither party shall have any further obligation or liability to the other party hereunder.

11.	RESALE RESTRICTIONS

11.1
The Purchaser acknowledges that, unless permitted under the Applicable Legislation, the Purchased Shares, the Warrants and the Warrant Shares may not be traded before the date that is four (4) months and one day after the Closing Date.

11.2
The Purchaser further acknowledges that the certificate representing the Purchased Shares, the Warrant Certificate and, if applicable, the certificates representing the Warrant Shares will bear the following legends and the Purchaser agrees to sell, assign or transfer the Purchased Shares, the Warrants and the Warrant Shares only in accordance with such legends and the Applicable Legislation:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>."

“WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>.”

12.	NOTICE

12.1
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by registered mail or transmitted by telecopier or other means of recorded electronic communication (such as email or .pdf), addressed as follows:

in the case of the Issuer:

Battle Mountain Gold Inc.
Suite 300 – 1055 West Hastings Street
Vancouver, B.C. V6E 2E9
Attention:  Chet Idziszek, President and Chief Executive Officer
Email: cidziszek@icloud.com
Telecopier No.:  (604) 684 - 6024

in the case of the Purchaser:

Gold Standard Ventures Corp.
Suite 610 – 815 West Hastings Street
Vancouver, B.C.  V6C 1B4
Attention:  Jonathan Awde, President and Chief Executive Officer
Email: Jonathan@goldstandardv.com
Telecopier No.:  (604) 687 - 3567

Any such notice or other communication shall be deemed to have been given and received on the Business Day on which it was delivered (in the case of personal delivery or delivery by registered mail) or transmitted (in the case of delivery by telecopier or other means of recorded electronic communication); provided that if such notice or other communication is delivered after 5:00 p.m. on a Business Day in the place of receipt, it shall be treated as having been received on the next Business Day immediately following the date of delivery.  Either party may change its address, telecopier number or email address for service from time to time by giving notice to the other party in accordance with this Section 12.1.

13.	GENERAL PROVISIONS

13.1	In this Subscription Agreement, unless otherwise specified, currencies are indicated in Canadian dollars.

13.2
This Subscription Agreement is divided into articles, sections and subsections and headings are inserted for convenience only and shall not affect the construction or interpretation of any provision hereof. Unless otherwise indicated, all references in this Subscription Agreement to a “Section” or “Subsection” followed by a number and/or a letter refer to the specified section of this Subscription Agreement. Unless otherwise indicated, the terms “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Subscription Agreement (as amended, supplemented, restated or replaced from time to time) and not to any particular article, section, schedule or other portion hereof.

13.3	In this Subscription Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

13.4
The Issuer may rely on delivery by fax machine or scanned email attachment of an executed copy of this Subscription Agreement, and acceptance by the Issuer of such faxed or scanned copy will be equally effective to create a valid and binding agreement between the Purchaser and the Issuer in accordance with the terms of this Subscription Agreement. If less than a complete copy of this Subscription Agreement is delivered to the Issuer at Closing, the Purchaser will be deemed to have accepted and agreed to all of the terms and conditions of the pages not delivered at Closing unaltered.

13.5
In the event that one or more of the provisions of this Subscription Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.6
Each party hereto shall from time to time (before or after the Closing), at the request of the other party hereto, do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Subscription Agreement and to comply with Applicable Legislation.  The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

13.7	This Subscription Agreement is not assignable or transferable by the parties hereto without the express written consent of the other party to this Subscription Agreement.

13.8	Time is of the essence of this Subscription Agreement.

13.9
This Subscription Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes and replaces the Letter Agreement in its entirety.  There are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Issuer, the Purchaser or by any other Person.

13.10	The parties to this Subscription Agreement may amend this Subscription Agreement only in writing.

13.11
No failure or delay by either party in exercising any right, power or privilege under this Subscription Agreement will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Subscription Agreement.

13.12	This Subscription Agreement shall enure to the benefit of and shall bind the parties hereto and their respective successors and permitted assigns.

13.13	Nothing herein contained shall constitute, be read or construed so as to create between the parties hereto a relationship of agents, partners or joint venturers.

13.14
This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia (without reference to its rules governing the choice or conflict of laws) and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of British Columbia with respect to any dispute arising under or relating to this Subscription Agreement.

13.15
Subject to the terms hereof, nothing in the Subscription Agreement will prevent the Issuer from carrying out any form of public or private financing, whether by the issuance of Common Shares or otherwise.

13.16
The Purchaser represents and warrants that the Subscription Funds (representing the purchase price for the Units) that will or may be advanced by the Purchaser to the Issuer hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and the Purchaser acknowledges that the Issuer may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PCMLA.  To the best of the Purchaser’s knowledge, none of the Subscription Funds to be provided by the Purchaser: (a) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America or any other jurisdiction; or (b) are being tendered on behalf of a Person who has not been identified to the Purchaser.  The Purchaser agrees to promptly notify the Issuer if the Purchaser discovers that the advancing or advancement of the Subscription Funds violates the provisions of the PCMLA or other applicable laws of Canada, the United States of America or any applicable jurisdiction.

13.17
The Purchaser acknowledges and agrees that all costs incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to this Subscription Agreement and purchase of the Units contemplated hereunder shall be borne by the Purchaser.

13.18
This Subscription Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same Subscription Agreement.

[EXECUTION PAGE TO FOLLOW]

Execution Version

IN WITNESS WHEREOF, the Issuer and the Purchaser have caused this Subscription Agreement to be executed as of the Effective Date.

BATTLE MOUNTAIN GOLD INC.

Per:	/s/ Ian Brown
Chief Finanical Officer
Authorized Signatory
GOLD STANDARD VENTURES CORP.

Per:	/s/ Richard Silas
Corporate Secretary
Authorized Signatory